As filed with the Securities and Exchange Commission on August 19, 2013

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0691007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7665 Corporate Center Drive

Miami, Florida 33126

(Address, Including Zip Code, of Principal Executive Offices)

NCL Corporation Ltd.

Profit Sharing Agreement Exchange Agreement

(Full Title of the Plan)

Daniel S. Farkas

Senior Vice President and General Counsel

Norwegian Cruise Line Holdings Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

(305) 436-4000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, $0.001 par value per share	5,761,291(1) Shares	$31.80(2)	$183,209,054(2)	$24,990(2)

(1)

This Registration Statement covers, in addition to the number of Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda (the “Company” or the “Registrant”), ordinary shares, par value $0.001 per share (the “Ordinary Shares”), stated above, rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares that may be offered or issued pursuant to the NCL Corporation Ltd. Profit Sharing Agreement Exchange Agreement (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more share splits, share dividends or similar transactions.

(2)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Ordinary Shares on August 13, 2013, as quoted on the NASDAQ Global Select Market.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s prospectus filed with the Commission on August 12, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Commission File No. 333-190258), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2013, filed with the Commission on May 8, 2013 (Commission File No. 001-35784), and the Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2013, filed with the Commission on July 30, 2013 (Commission File No. 001-35784);

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 30, 2013, February 8, 2013, February 25, 2013, May 30, 2013 (as amended by Form 8-K/A filed on July 11, 2013), June 7, 2013, and June 25, 2013 (as amended by Form 8-K/A filed on July 11, 2013) (Commission File Nos. 001-35784); and

(d)	The description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8-A filed with the Commission on January 15, 2013 (Commission File No. 001-35784), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Companies Act 1981 of Bermuda (the “Companies Act”) requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The

Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.

The Registrant has adopted provisions in its bye-laws that, subject to certain exemptions and conditions, require the Registrant to indemnify to the full extent permitted by the Companies Act in the event each person who is involved in legal proceedings by reason of the fact that person is or was a director, officer or resident representative of the Registrant, or is or was serving at the request of the Registrant as a director, officer, resident representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) incurred and suffered by the person in connection therewith. The Registrant is also required under its bye-laws to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided if the Companies Act requires, the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Registrant’s bye-laws specifically provide that the indemnification rights granted thereunder are non-exclusive.

In addition, the Registrant has entered into separate contractual indemnification arrangements with its directors. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above. Section 98A of the Companies Act and the Registrant’s bye-laws permit the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant expects to continue to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 19, 2013.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Kevin M. Sheehan
Kevin M. Sheehan
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin M. Sheehan, Wendy A. Beck, Daniel S. Farkas and Howard L. Flanders, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin M. Sheehan	President and Chief Executive Officer	August 19, 2013
Kevin M. Sheehan	(Principal Executive Officer)

/s/ Wendy A. Beck	Executive Vice President and Chief Financial Officer	August 19, 2013
Wendy A. Beck	(Principal Financial and Accounting Officer)

Signature	Title	Date

/s/ David Chua Ming Huat	Director	August 19, 2013
David Chua Ming Huat

/s/ Marc J. Rowan	Director	August 19, 2013
Marc J. Rowan

/s/ Steve Martinez	Director	August 19, 2013
Steve Martinez

/s/ Adam M. Aron	Director	August 19, 2013
Adam M. Aron

/s/ Walter L. Revell	Director, Chairman of the Audit Committee	August 19, 2013
Walter L. Revell

/s/ Karl Peterson	Director	August 19, 2013
Karl Peterson

/s/ John Chidsey	Director	August 19, 2013
John Chidsey

/s/ Kevin Crowe	Director	August 19, 2013
Kevin Crowe

/s/ Daniel S. Farkas	Authorized Representative in the United States	August 19, 2013
Daniel S. Farkas

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Form of Profits Sharing Agreement Award Notice (incorporated herein by reference to Exhibit 10.92 to amendment no. 5 to Norwegian Cruise Line Holdings Ltd.’s registration statement on Form S-1 filed on January 8, 2013 (File No. 333-175579)).

4.2	Amended and Restated United States Tax Agreement for NCL Corporation Ltd. (including Annex A-Form Exchange Agreement for NCL Corporation Ltd.) (incorporated herein by reference to Exhibit 10.5 to Norwegian Cruise Line Holdings Ltd.’s Form 8-K filed on January 30, 2013 (File No. 001-35784)).

5	Opinion of Cox Hallett Wilkinson Limited (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cox Hallett Wilkinson Limited (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).